EXHIBIT N.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated May 30, 2006, in the Registration Statement (Form N-2, No. 333-133246) and related Prospectus of Pacesetter Capital Corp. for the registration of 9,775,000 shares of its common stock.
/s/ ERNST & YOUNG LLP
Dallas, Texas
May 31, 2006